UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported):
December 14, 2010
Lender Processing Services, Inc.
(Exact name of Registrant as Specified in its Charter)
001-34005
(Commission File Number)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	26-1547801 (IRS Employer Identification Number)
601 Riverside Avenue
Jacksonville, Florida 32204
(Addresses of Principal Executive Offices)
(904) 854-5100
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On December 14, 2010, the Board of Directors of Lender Processing Services, Inc. (the “Company”) adopted a resolution increasing the size of the Company’s Board of Directors to eight, and elected Susan E. Lester to serve on our Board of Directors. Ms. Lester will serve in Class III of our Board of Directors, and her term will expire at the annual meeting of our shareholders to be held in 2011.
     Ms. Lester is a private investor. She served as Chief Financial Officer of Homeside Lending, Inc., a mortgage bank, from October 2001 to May 2002. Prior to that, Ms. Lester served as Chief Financial Officer of U.S. Bancorporation, a commercial bank, from February 1996 to May 2000. Ms. Lester also serves as a director of PacWest Bancorp and Arctic Cat Inc.
     Ms. Lester is not a party to any related party transactions with the Company. She has been appointed to serve on the Audit Committee of our Board of Directors. Ms. Lester will receive customary compensation paid to our non-employee directors. This compensation includes an annual Board retainer of $60,000, as well as a retainer of $15,000 for her service on the Audit Committee, each of which is payable quarterly. Ms. Lester will receive $2,000 for each Board meeting and $1,500 for each committee meeting she attends. She will also be eligible to receive equity awards under the Lender Processing Services, Inc. 2008 Omnibus Stock Incentive Plan.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Lender Processing Services, Inc.
Date: December 15, 2010	By:	/s/ Thomas L. Schilling
Thomas L. Schilling
Executive Vice President and Chief Financial Officer